Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 23, 2022, between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 3675 Market Street, Philadelphia, PA 19104 (the “Company”), and John F. Crowley, an individual residing in […] (“Executive”) (together, the “parties”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of April 23, 2014 and amended by an amendment dated as of February 18, 2020 (the “Prior Agreement”), which set forth the terms of the Executive’s employment with the Company as its Chief Executive Officer;

WHEREAS, the parties have elected not to extend the term of the Prior Agreement, and the Executive has determined to resign from his position with the Company as its Chief Executive Officer effective August 1, 2022 (the “Effective Date”);

WHEREAS, on and after the Effective Date, the Executive has agreed to continue to be employed by the Company as its Executive Chairman during the Term (as defined below), and, subject to his continuing re-election by the Company’s shareholders, will also continue to serve on the Board of Directors of the Company (the “Board”), and as the Chairman of the Board; and

WHEREAS, the Company and the Executive deem it desirable and appropriate to enter into this Agreement to set forth the terms of the Executive’s employment with the Company as its Executive Chairman, effective as of the Effective Date.

NOW, THEREFORE, effective on the Effective Date, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Termination of Prior Agreement; Employment as Executive Chairman. Subject to and contingent on the Executive’s continued employment with the Company under the terms of the Prior Agreement through the Effective Date, this Agreement shall become effective on the Effective Date. Upon effectiveness of this Agreement on the Effective Date, the Prior Agreement shall be superseded and terminate and be of no further force and effect and no severance or termination payments or benefits shall be payable under the Prior Agreement as a result of the transition described in this Agreement. Prior to the Effective Date, the Prior Agreement shall remain in full force and effect. The Executive hereby resigns and terminates his employment as Chief Executive Officer of the Company and from all other positions, offices and directorships he may have with the Company or any of its Affiliates, other than as a member and as Chairman of the Board and as Executive Chairman as described herein, and the Company, on its own behalf and on behalf of its Affiliates, hereby accepts such resignations, effective as of the Effective Date.

Section 2.     Definitions. The following terms shall have the following respective meanings:

“Accrued Amounts” means, as of the termination of Executive’s employment: (a) the total of any expenses properly incurred by Executive under Section 4.4(b) that have not previously been reimbursed as of the effective date of the termination; (b) the sum of Executive’s accrued, but unused, vacation time, if any, as of the effective date of the termination; and (c) any accrued and unpaid Base Salary through and including the effective date of Executive’s termination.

“Affiliate” shall mean any other company, directly or indirectly, controlling, controlled by or under common control with the Company.

“Cause” means Executive’s: (i) willful or deliberate misconduct that has or could reasonably be expected to have a materially adverse impact on the reputation or business of the Company (or an Affiliate), or that results in gain or personal enrichment of Executive to the detriment of the Company (or an Affiliate); (ii) violation of Company policy including, but not limited to, policies prohibiting harassment and other workplace misconduct, and policies governing corporate compliance; (iii) misappropriation of the funds or assets of the Company (or an Affiliate); (iv) conviction, plea of guilty, admission to facts sufficient for a finding of guilt, or plea of no contest (or nolo contendere) to: (a) any felony, or (b) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (v) material breach of this Agreement; (vi) material breach of the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A; (vii) breach of Executive’s duty of loyalty to the Company; (viii) disqualification, bar or suspension by any governmental authority from performing any of the duties contemplated by this Agreement; (ix) material failure to perform Executive’s duties or obligations hereunder (other than as a result of being Unable to Work); or (x) willful failure to adhere to or carry out lawful duties or directives of the Board. Notwithstanding anything to the contrary herein, the Company shall not be deemed to have terminated Executive for Cause for the events described above in subsections (ix) or (x) unless the Board has determined that such events are amenable to cure and given Executive written notice of the occurrence of the claimed event(s) constituting Cause and Executive has failed to cure such event(s) within fourteen (14) calendar days after Executive’s receipt of such notice (or such other period as may be deemed reasonable by the Board under the circumstances and communicated to Executive). The other events described above are not subject to an opportunity to cure but the Company may, in its sole discretion, conduct an investigation into those events and provide the Executive a full opportunity to participate.

“Change in Control Event” means any of the following: (i) when any person or entity who is not currently a stockholder of the Company (as of the date of this Agreement) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) when a merger or consolidation with another entity occurs that causes the voting securities of the Company outstanding immediately before the transaction to constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) when a sale or disposition of all or substantially all of the Company’s assets occurs. Notwithstanding the foregoing, no event shall be deemed to be a Change in Control Event unless such event would also be a Change in Control under Section 409A and the rules and regulations promulgated thereunder (collectively, “Section 409”) of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be a permitted distribution event under Section 409A; provided that this sentence shall only apply to the extent required to comply with Section 409A.

“Change in Control Severance Benefits” means: (i) payment of an amount equal to the Base Salary and Special Medical Allowance remaining to be paid under this Agreement for the remainder of the Term at the time of a termination described in Section 6.3(b) or Section 6.4(a), such amount payable in a lump sum within sixty (60) calendar days after the Date of Termination, in accordance with the Company’s customary payroll practices for its senior management; (ii) delivery of the equivalent grant date value of any equity grant(s) remaining to be made under Section 4.3 of this Agreement payable in a single lump sum cash payment on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; (iii) the accelerated vesting of stock options (“Options”) held by Executive immediately prior to such termination, such that all Options will become vested as of the date of Executive’s termination; (iv) the accelerated vesting of restricted stock or restricted stock unit grants (“Restricted Grants”) held by Executive immediately prior to such termination, such that all Restricted Grants will become vested as of the date of Executive’s termination; (v) the accelerated vesting of performance restricted stock units (“PRSUs”) held by Executive immediately prior to such termination at the applicable performance targets or such greater amounts as determined by the Board of Directors in their sole discretion; and (vi) in the event that Executive is enrolled in any of the Company’s group health benefits plans as of the effective date of Executive’s termination, then Executive and Executive’s dependents shall continue to receive all benefits including but not limited to health care and medical benefits and will remain eligible to continue their participation in such plans after Executive’s date of termination, and such benefits shall not be reduced in any manner whatsoever including but not limited to the coverage provided for medicines, private duty nursing and durable medical equipment for the disabled dependents of Executive and the Company will pay the full premiums otherwise payable for such coverage for twelve (12) months following termination described in Section 6.3(b) or Section 6.4(a). For clarity, the benefit continuation in (vi) in this paragraph does not include any payment of the Special Medical Allowance for the 12-month benefit continuation period. Thereafter, the Company will allow Executive and Executive’s dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period up to twenty-nine (29) months. Notwithstanding any other provision of this Agreement, Executive’s receipt of Change in Control Severance Benefits is subject to Section 6.6.

“Good Reason” means the occurrence of the following event without Executive’s consent: the Company’s material change of Executive’s authority, duties, or responsibilities as set forth in this Agreement or a material breach by the Company of the terms of this Agreement. Notwithstanding anything to the contrary herein, Executive shall not be deemed to have resigned for Good Reason unless: (a) Executive had provided to the Company written notice within thirty (30) calendar days of the occurrence of the claimed event(s) constituting Good Reason, specifying in detail the basis for such Good Reason; (b) the Company fails to cure the Good Reason within thirty (30) calendar days after its receipt of such notice, and (c) Executive terminates employment within sixty (60) calendar days after providing notice to Company of the claimed event(s) constituting Good Reason.

“Severance Benefits” means (i) payment of an amount equal to Executive’s Base Salary and Special Medical Allowance remaining under this Agreement for the remainder of the Term at the date of termination of employment, such amount payable in a lump sum within sixty (60) calendar days after the Date of Termination, in accordance with the Company’s customary payroll practices for its senior management personnel; (ii) delivery of any equity grant(s) remaining under Section 4.3 of this Agreement which shall be fully vested at the time of grant (or, if elected by the Board in its discretion (and subject to compliance with Section 409A) a payment in cash equal to the grant date value (as expressed in Section 4.3) of any such ungranted equity award, payable in a single lump sum cash payment on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination (iii) the accelerated vesting of Options held by Executive immediately prior to such termination such that all Options will become vested as of the date of Executive’s termination; (iv) the accelerated vesting of Restricted Grants held by Executive immediately prior to such termination, such that all Restricted Grants will become vested as of the date of Executive’s termination; (v) the accelerated vesting of PRSUs held by Executive immediately prior to such termination at the applicable performance targets or such greater amounts as determined by the Board of Directors in their sole discretion; and (vi) in the event that Executive is enrolled in any of the Company’s group health benefits plans as of the effective date of Executive’s termination, then Executive and Executive’s dependents shall continue to receive all selected benefits including but not limited to health care and medical benefits and will remain eligible to continue their participation in such plans after Executive’s date of termination, for a period of twelve (12) months, after Executive’s date of termination, and such benefits shall not be reduced in any manner whatsoever including but not limited to the coverage provided for medicines, private duty nursing and durable medical equipment for the disabled dependents of Executive and the Company will pay the full premiums otherwise payable for such coverage during such 12 month period. For clarity, the benefit continuation in (vi) in this paragraph does not include any payment of the Special Medical Allowance for the 12-month benefit continuation period. Thereafter, the Company will allow Executive and Executive’s dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months. Notwithstanding any other provision of this Agreement, Executive’s receipt of the Severance Benefits is subject to Section 6.6.

“Unable to Work” means the determination by the Company, following an interactive process, that Executive has become physically or mentally incapable of performing Executive’s essential job functions, with or without a reasonable accommodation, following any period during which such status would be protected under applicable law.

Section 3.     Employment.

3.1.            Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Executive will be employed by the Company as Executive Chairman or in such other position as may be mutually agreed upon by the parties. A Job Description setting forth Executive’s duties and responsibilities is attached as Exhibit C. Executive accepts such employment and agrees to perform all of the duties and accept all of the responsibilities accompanying such position. Executive agrees to serve the Company faithfully and to the best of Executive’s abilities. Executive is to be based from a home office and is expected to be available as reasonable and convenient for meetings on a regular basis, upon request by the Company or the Board, at the Company’s New Jersey and Philadelphia, Pennsylvania, locations or such other Company locations as needed including, but not limited to, the Company’s international offices.

3.2.            Term of Agreement. The term of this Agreement is two (2) years from the Effective Date (the “Term”). At the Board’s discretion, the Term may be extended by one additional year with the compensation to be mutually agreed with Executive prior to the expiration of this Agreement. Upon the expiration of the Term, Executive’s employment with the Company and its Affiliates shall automatically terminate.

3.3.            Time and Attention. Executive shall devote Executive’s business time and best efforts to the performance of Executive’s duties and to the furtherance of the Company’s interests. Notwithstanding anything stated in this provision to the contrary, Executive is permitted to engage in charitable activities and service on other Boards of Directors, as long as they do not interfere with Executive’s employment obligations to the Company and any additional Board service is reviewed by the Board’s Nominating and Corporate Governance Committee consistent with Board policies applicable to all directors.

3.4.            Company Policies. During Executive’s employment with the Company, Executive will be subject to all applicable employment and other policies of the Company, as outlined in the Amicus Executive Handbook and as otherwise published by the Company in writing.

Section 4.     Compensation and Benefits.

4.1.            Base Salary. During the Term, the Company shall pay Executive an annual base salary (“Base Salary”) as follows: $500,000 (less applicable withholding) in year one of the Term and $300,000 in year two of the Term. For clarity, year one of the Term is defined as August 1, 2022 to July 31, 2023 and year two of the Term is defined as August 1, 2023 to July 31, 2024. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

4.2.            Bonus. Executive will remain eligible to participate in the Company’s bonus program for the 2022 calendar year, with Executive’s bonus payout prorated to reflect the two levels of Base Salary in effect for the 2022 calendar year. Thereafter, Executive shall not be eligible to participate in the Company’s annual or other cash bonus programs.

4.3.            Equity. Subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”) or such other equity plans as the Company may adopt from time to time, Executive will be eligible to receive Restricted Grants and Options pursuant to Award Agreements (as that term is defined in the Equity Incentive Plan) between Executive and the Company. Executive will receive the following equity grants subject to his continued employment on the applicable date during the Term: In January of 2023 an equity award with an aggregate grant date fair value of $5.5M, 50% of which value shall be in the form of Restricted Grants and 50% of which value shall be in the form of Options with the entire grant vesting (subject to continued employment) on the first anniversary of the grant (or as otherwise provided herein) and an additional grant in January of 2024 of equity award with an aggregate grant date fair value of $4.2M, 50% of which value shall be in the form of Restricted Grants and 50% of which value shall be in the form of Options with vesting on the first anniversary of the grant (or as otherwise provided herein). Upon expiration or termination of this Agreement, other than a voluntary resignation without good reason, all Executive’s outstanding equity (Restricted Grants, Options, PRSUs) will accelerate and vest. Unless otherwise provided in this Agreement (such as in the case of Severance Benefits), the terms and conditions of the applicable equity plan will govern all equity grants to Executive existing prior to this Agreement (including vesting of Options, Restricted Grants and PRSUs), including with regard to the impact of the end of Executive’s employment, including retirement, on such equity grants.

4.4.            Benefits.

(a)            Benefit Plans. During the Term, Executive and Executive’s eligible dependents may continue to participate in any welfare benefit plans (including health and medical insurance) or retirement plans as may be in effect with respect to senior management personnel of the Company, subject to the eligibility and contribution requirements, enrollment criteria and other terms and conditions of such plans. Notwithstanding anything above, during the Term such medical and health benefits shall not be reduced in any manner whatsoever including but not limited to the coverage provided for medicines, private duty nursing and durable medical equipment for the disabled dependents of Executive.

(b)            Reimbursement of Expenses. During the Term, the Company shall pay or promptly reimburse Executive, upon submission of proper invoices or other documentation in accordance with the Company’s policies and procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of Executive’s duties. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)            Special Medical Expense Allowance. During the Term, the Company will pay to Executive an annual special bonus of $800,000 payable in monthly installments of $66,666.67 (the “Special Medical Allowance”). This amount is intended to help defray the substantial out-of-pocket medical expenses expected to be incurred by Executive, Executive’s spouse and Executive’s dependents. This amount shall be paid to Executive on the first day of each calendar month with respect to that calendar month and will be subject to tax withholding when paid.

(d)            Vacation. During Executive’s employment, Executive shall be entitled to vacation in accordance with the policies of the Company applicable to senior management personnel as may be in effect from time to time.

(e)            Withholding. The Company shall withhold from all amounts payable or benefits accorded to Executive all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

(f)            Deferred Compensation Plans. Executive may continue to participate in the Company’s Restricted Stock Unit Deferral Plan and Cash Deferral Plan. (“Deferral Plans”) subject to the terms of the Deferral Plans. Executive may continue to participate in these plans following expiration or termination of this Agreement so long as Executive remains an elected director of the Company’s Board of Directors. For clarity, the expiration or termination of this Agreement will not be deemed an end of service under the Deferral Plans while Executive remains on the Board of Directors.

Section 5.     At-Will Employment. At all times, Executive’s employment with the Company shall be “at-will,” meaning that either Executive or the Company may terminate the employment at any time, for no reason or any lawful reason.

Section 6.     Termination; Severance Benefits.

6.1.            Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than on account of death) shall be communicated to the other party by written notice that indicates the specific termination provision in this Agreement relied upon. Except as otherwise expressly provided in this Agreement or the notice, the termination shall take effect immediately (the “Termination Date”). The parties agree that the notice requirements set forth in this Agreement do not alter the “at will” nature of Executive’s employment, as described in Section 5.

6.2.            Generally. Upon termination of Executive’s employment for any reason, Executive agrees to cooperate with the Company by signing any necessary documents and taking any other steps necessary to effectuate Executive’s resignation from any position or office Executive may hold with the Company or any of its Affiliates. In addition, upon termination of Executive’s employment for any reason, the Company shall pay Executive the Accrued Amounts. The Accrued Amounts will be paid within the time required by applicable law. The impact of the termination of Executive’s employment on the Executive’s participation in the Company’s health plans is addressed in Section 6.3, 6.4 and 6.5, as applicable.

6.3.            Termination by Executive.

(a)            Resignation Independent of a Change in Control Event; Termination at the end of the Term. If Executive resigns and a Change in Control Event has not occurred in the prior 12 months (irrespective of whether the resignation was with or without Good Reason) or upon a termination of Executive’s employment upon the expiration of the Term: (i) Executive shall receive no further compensation or remuneration of any kind other than the Accrued Amounts; and (ii) at the end of the month in which the resignation takes effect or the Term expires, Executive shall cease to be covered under or permitted to participate in or receive any of the benefits described in Section 4.4, except that, if Executive is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Executive and Executive’s eligible dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months. Notwithstanding the foregoing, if Executive’s employment terminates due to the expiration of the Term after the initial two years of the Term, and if Executive is enrolled in any of the Company’s group health benefits plans as of the end of the Term, then Executive and Executive’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Executive’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period. Thereafter, the Company will allow Executive and Executive’s eligible dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months.

(b)            Good Reason Resignation Within 12 Months of a Change in Control Event. If Executive resigns for Good Reason within twelve (12) months after a Change in Control Event, Executive will be entitled to receive, in addition to the Accrued Amounts, the Change in Control Severance Benefits. All payments and benefits under this section, except for the Accrued Amounts, shall be subject to Section 6.6 and Section 7.

6.4.            Termination by the Company.

(a)            Without Cause Within 12 Months After a Change in Control Event. If the Company terminates Executive’s employment without Cause within 12 months after a Change in Control Event, then in lieu of any other payments, rights or benefits under Section 5.4(a), Executive will be entitled to receive the Change in Control Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall be subject to Section 6.6 and Section 7.

(b)            Without Cause Not Within 12 Months After a Change in Control Event. If the Company terminates Executive’s employment without Cause (other than within 12 months after a Change in Control Event), then Executive will be entitled to receive Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall be subject to Section 6.6 and Section 7.

(c)            For Cause. If the Company terminates Executive’s employment for Cause at any time, Executive shall: (i) receive no further compensation or remuneration of any kind (including any Base Salary hereunder) other than the Accrued Amounts; and (ii) at the end of the month in which the resignation takes effect, Executive shall cease to be covered under or permitted to participate in or receive any of the benefits described in Section 4.4, except that, if Executive is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Executive and Executive’s dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months.

6.5.            Termination upon Death or Inability to Work.

(a)            Death. Executive’s employment shall terminate immediately upon Executive’s death. In the event of Executive’s death during the Term, the Company will pay the Executive’s estate the (a) Accrued Amounts; (b) the Special Medical Allowance for 12 months; and (c) in the event that Executive is enrolled in any of the Company’s group health benefits plans as of the effective date of Executive’s termination, then Executive and Executive’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Executive’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period. Thereafter, the Company will allow Executive and Executive’s eligible dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months, subject to the terms hereof.

(b)            Inability to Work. Except as otherwise provided by applicable law, the Company may terminate Executive’s employment in the event Executive is Unable to Work. In the event of Executive’s death or termination by the Company due to Executive being Unable to Work, Executive shall receive: (a) the Accrued Amounts; (b) Special Medical Allowance; and (c) in the event that Executive is enrolled in any of the Company’s group health benefits plans as of the effective date of Executive’s termination, then Executive and Executive’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Executive’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period. Thereafter, the Company will allow Executive and Executive’s eligible dependents to continue as members of those plans at Executive’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to twenty-nine (29) months.

6.6.            General Release and Compliance Required. Executive’s receipt of any right, payment or benefit under Section 6.3(b) or Section 6.4(a) or Section 6.4(b) is subject to and conditioned upon: (a) Executive’s execution and delivery to the Company of a separation agreement (that Executive does not revoke) containing a general release, the form and substance of which are acceptable to the Company; and (b) Executive’s reaffirmation of and continuing compliance with Executive’s contractual and legal obligations to the Company, as expressly set forth in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A.

Section 7.     Section 409A.

(a)            Purpose. This section is intended to help ensure that compensation paid or delivered to Executive pursuant to this Agreement is paid in compliance with, or is exempt from, Section 409A of the Code. However, the Company does not warrant to Executive that all compensation paid or delivered to Executive for Executive’s services will be exempt from, or paid in compliance with, Section 409A.

(b)            Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, which amounts become due because of Executive’s termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if Executive is a “specified Executive” of a public company as determined pursuant to Section 409A as of Executive’s termination of employment, any amounts payable on account of Executive’s termination of employment that constitute deferred compensation within the meaning of Section 409A and that are otherwise payable during the first six months following Executive’s termination (or prior to Executive’s death after termination) shall instead, to the extent required to comply with Section 409A be paid to Executive in a cash lump-sum on the earlier of: (i) the date of Executive’s death; or (ii) the first business day of the seventh calendar month immediately following the month in which Executive’s termination occurs.

(c)            Series of Payments. Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A.

(d)            Short-Term Deferral and Separation Pay Exemptions. Any amounts payable to Executive under this Agreement that meet the requirements for the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) shall be exempt from Section 409A pursuant to that Regulation, and any amounts payable to Executive under this Agreement that meet the requirements for the “involuntary termination separation pay” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii) shall be exempt from Section 409A pursuant to that Regulation (the short-term deferral and the involuntary termination separation pay exemptions may be “stacked”). In no event may Executive directly or indirectly designate the calendar year of any payment under this Agreement. To the extent that amounts payable under this Agreement do not meet the requirements for the short-term deferral exemption or the involuntary termination separation pay exemption, this Agreement shall be interpreted as satisfying the requirements of Section 409A for specifying the time and form of payment.

7.1.            No Participation in Other Severance Plans. Executive agrees and acknowledges that Executive shall not be eligible to participate in or have any right to compensation or benefits pursuant to the Company’s Change in Control Severance Plan (or any successor plan thereto) or any other severance plan of the Company.

7.2.            Exclusivity. In the event Executive’s employment is terminated for any reason, Executive (and Executive’s eligible dependents, if any) shall not be entitled to any payments or benefits from the Company or any of its Affiliates except as specifically set forth in Section 6.

Section 8.     Federal Excise Tax.

8.1.            General Rule. Executive’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G or 4999 of the Code, and the provisions related thereto with respect to such payments. If Executive’s benefits must be cut back to avoid triggering such penalties, to the extent permitted by applicable law and not a violation of Sections 280G or 409A of the Code, Executive shall be entitled to make a written election for the order in which payments will be reduced.  If Executive does not make a written election, such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If an amount in excess of the limit set forth in this Section is paid to Executive, Executive must repay the excess amount to the Company upon demand, with interest at the rate provided in Section 1274(b)(2)(B) of the Code. Executive and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Executive receives.

8.2.            Exception. Section 8.1 shall apply only if it increases the net amount Executive would realize from payments and benefits subject to Section 8.1 after payment of income and excise taxes by Executive on such payments and benefits.

8.3.            Determinations. The determination of whether the golden parachute penalties under Section 280G or 4999 of the Code and the provisions related thereto shall be made by counsel chosen by Executive and reasonably acceptable to the Company. All other determinations needed to apply this Section 8 shall be made in good faith by the Company’s independent auditors.

Section 9.     Company Computers, Property and Records. Executive agrees to handle all Company property in accordance with the Company’s policies and procedures. Executive’s authorization to access the Company’s computer systems is limited and use of such systems to compete or prepare to compete with the Company constitutes unauthorized access that is strictly prohibited. All records received or created by Executive in the course of employment related to the Company’s business (such as but not limited to, email, notes, files, contact lists, agendas, drawings, maps, specifications, and calendars) are the property of the Company.

Section 10.     Resolution of Disputes. Executive and the Company hereby agree that, except for disputes regarding alleged or anticipated violations of the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A, any and all disputes between them shall be resolved solely in accordance with the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B and, to the greatest extent permitted by law, Executive and the Company expressly waive their respective right to a trial by jury for any and all such disputes between them.

Section 11.     General.

11.1.            No Conflict. Executive represents and warrants that Executive has not entered, nor will Executive enter, into any other agreements that restrict Executive’s ability to fulfill Executive’s obligations under this Agreement.

11.2.            Governing Law. This Agreement shall be construed, interpreted and governed by the laws of New Jersey without regard to the conflicts of law principles.

11.3.            Binding Effect. This Agreement shall extend to and be binding upon Executive, Executive’s legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.

11.4.            Assignment. The Company’s rights and obligations under this Agreement, including the restrictions in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A, shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Executive consents to that transfer. Executive may not assign any rights or obligations under this Agreement without the Company’s prior written consent.

11.5.            Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including the Prior Agreement, except this Agreement does not supersede the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A or the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B. Nor does this Agreement supersede any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Executive and the Company. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

11.6.            Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

11.7.            Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

11.8.            Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

(i)                If to the Company to:

Amicus Therapeutics, Inc.
3675 Market Street
Philadelphia, PA 19104

c/o      Chief Legal Officer

(ii)               If to Executive to:

John F. Crowley
at the address identified herein or in Executive’s personnel records,

or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

11.9.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

11.10.            Knowing and Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement knowingly and voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and fully understands it. Executive further agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice (at Executive’s expense) before signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ John F. Crowley
John F. Crowley

AMICUS THERAPEUTICS, INC.

By:	/s/ Michael C. Raab
Name:	Michael C. Raab
Title:	Lead Independent Director